Exhibit 2

National Patent Development Corporation and Five Star Products, Inc.
Announce Entry Into Tender Offer and Merger Agreement

NEW YORK, NY (June 26, 2008)—National Patent Development Corporation (OTC Bulletin Board: NPDV.OB) and Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB) today announced that they have entered into a Tender Offer and Merger Agreement, dated as of June 26, 2008, by and among National Patent, NPDV Acquisition Corp, a wholly-owned subsidiary of National Patent, and Five Star, pursuant to which NPDV Acquisition Corp. will offer to purchase all of the outstanding shares of Five Star common stock not already owned by National Patent or NPDV Acquisition Corp. or their affiliates.  The Tender Offer Agreement provides that NPDV Acquisition Corp. will commence a cash tender offer for all such shares of Five Star common stock as promptly as practicable at a price of $0.40 per share.

Pursuant to the Tender Offer Agreement, following the consummation of the tender offer, and subject to the satisfaction or waiver of certain conditions set forth in the Tender Offer Agreement, NPDV Acquisition Corp. will merge with and into Five Star, with Five Star continuing as the surviving corporation, wholly-owned by National Patent.  Shares of Five Star outstanding immediately prior to the effective time of the merger (other than shares held by National Patent, Five Star and NPDV Acquisition Corp., all of which will be cancelled and retired and shall cease to exist, and shares held by stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law), will be converted in the merger into the right to receive the same cash price per share paid in the tender offer.

The Five Star board of directors unanimously approved the tender offer upon the recommendation of a special committee comprised solely of an independent director.  The National Patent board of directors has also unanimously approved the tender offer.

Unless otherwise publicly announced by National Patent, shareholders of Five Star must accept the offer within 20 business days after the date that the tender offer document is mailed to Five Star shareholders.  The tender offer is subject to standard terms and conditions, including, but not limited to, the making of any necessary governmental or regulatory filings.  National Patent and NPDV Acquisition Corp. have reserved the right to commence a “subsequent offering period” if they own less than 90% of the fully diluted Five Star common stock upon completion of the initial tender offer period.

About National Patent

National Patent, a Delaware corporation, owns and operates a home improvement distribution business through Five Star, and also owns certain other assets, including real estate.

About Five Star

Five Star, a Delaware corporation, is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. Five Star distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it yourself centers. Five Star distributes a range of private label products sold under the “Five Star” name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Five Star stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the tender offer documents to be filed by National Patent with the Securities and Exchange Commission (the “SEC”) and the Solicitation/Recommendation Statement to be filed by Five Star. National Patent and Five Star undertake no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Important Additional Information will be Filed with the SEC

The tender offer described in this news release has not yet commenced. IF A TENDER OFFER COMMENCES, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER.  Once filings are made, investors and security holders may obtain the tender offer statement and the related Solicitation/Recommendation statement and other documents that are filed with the SEC at the website maintained by the SEC at www.sec.gov.  The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related Solicitation/Recommendation statement and such other documents may be obtained (when they become available) free of charge by directing a written request to: National Patent Development Corporation, 10 East 40th Street, Suite 3110, New York, NY 10016, Attention: Ira Sobotko.

Contact:
National Patent Development Corporation
John Belknap 646-742-1627